Exhibit 99.1

PRESTO**	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122 715-839-2242

NEWS RELEASE	CONTACT:	Randy Lieble
FOR IMMEDIATE RELEASE		(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
INCREASED FIRST QUARTER 2006 SALES AND EARNINGS

        Eau Claire, Wisconsin (April 28, 2006) – National Presto Industries, Inc. (NYSE: NPK) announced today first quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

        In response to questions about sales and earnings, Maryjo Cohen, President, stated, “The 2005 annual report predicted that the Defense segment would have a major impact on sales and earnings in 2006. That was indeed the case in the first quarter. The Defense segment provided the majority of the sales increase. Absorbent Product segment sales also enjoyed an increase, which more than offset a small decline in Housewares/Small Appliance sales. The Defense segment likewise provided the majority of the earnings increase, offset in part by anticipated losses from the Absorbent Product segment. Housewares/Small Appliance earnings were comparable to those enjoyed during the prior year’s quarter. Increased yields from the company’s portfolio, reflecting the interest rate increases implemented by the Federal Reserve over the past several quarters had a favorable impact on earnings as well.”

        In a separate matter relating to the Company’s court ordered registration under the Investment Company Act of 1940 and the SEC’s recent requirement that the Company include an audited pro forma footnote pursuant to the 1940 Act as part of its Form 10-K for the year ended December 31, 2005, the Company announced that its auditors, Grant Thornton LLP, have resigned. The Company is seeking a new auditor as a result. In the interim, it will continue to make full disclosures of its operating results consistent with those historically provided. Those results which include the earnings set forth in this release, however, will not be subject to the normal public accountant review during the period the Company remains registered under the 1940 Act. Subsidiary operating earnings are not considered earnings under the Investment Company Act, and thus are not reported per investment company accounting regulations. As previously announced, the Company has appealed the Court’s order and filed an application to deregister.

        The Housewares/Small Appliance segment introduced several new products at the March 2006 International Housewares Show. Those products included its new FoldAway™ griddle, which is part of its fifty year celebration of the invention of the ControlMaster® heat control. First shown in 1956, the ControlMaster® control revolutionized small electric cooking appliances by making them fully immersible in a sink or dishwasher. The FoldAway™ griddle, not only uses that same control, but also features unique handles which fold for compact storage. Attractively styled with a cool touch surround and gold decals, the griddle surface holds a generous nine servings. The Company introduced as well, a digital version of its popular ProFry® immersion deep fryer featuring precision electronic controls and the Presto® ShineOn® electric shoe polisher, a convenient way to give shoes a professional shine. In 2006, the Company has also introduced its LeverEdge™ cutting center a combination cutting board with special knives. The board features a patent pending pivot post which enables ultra hard vegetables like squash to be cut quickly and easily and fosters fast and precise chopping. The

LeverEdge™ also provides the means to slice bread evenly and ripple cut fruits and vegetables with ease.

        National Presto manufactures and sells small household electric appliances and pressure cookers under the PRESTO® brand name. It also produces and sells medium caliber ammunition items and absorbent products. The Company is widely recognized as an innovator of new products.

	THREE MONTHS ENDED
	April 2, 2006	April 3, 2005
Net Sales	$45,053,000	$35,359,000
Net Earnings	$ 1,918,000	$ 1,276,000
Net Earnings Per Share	$ .28	$ .19
Weighted Shares Outstanding	6,830,000	6,825,000

        This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including its Form 10-K for the period ended December 31, 2005.

**Trademark of National Presto Industries, Inc.